Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Results for Fiscal 2010 Fourth Quarter and Full Year

Arctic Cat achieves goal of returning to profitability for fiscal year;

Results within company’s guidance range;

Continued to improve cost structure and gross margin percentage, and strengthen balance sheet;

Company provides revenue and earnings outlook for fiscal 2011

MINNEAPOLIS, May 13, 2010 — Arctic Cat Inc. (NASDAQ: ACAT) today reported improved fourth-quarter performance on anticipated lower revenues with a net loss of $9.6 million, or $0.52 per diluted share, on net sales of $84.0 million for the fourth quarter ended March 31, 2010. Arctic Cat reported a net loss in the prior-year fourth quarter of $16.7 million, or $0.93 per diluted share, on net sales of $90.7 million.

For the fiscal 2010 full year, Arctic Cat reported net earnings rose to $1.9 million, or $0.10 per diluted share, compared to a prior-year net loss of $9.5 million, or $0.53 per diluted share. Arctic Cat’s net sales for the fiscal 2010 full year totaled $450.7 million versus $563.6 million last fiscal year.

“We are very pleased that we achieved our goal to return the company to full year profitability on lower revenues,” said Arctic Cat’s chairman and chief executive officer Christopher A. Twomey. “Despite facing a challenging recreational vehicles market throughout the year, Arctic Cat delivered greatly improved operating results. We continued to lower the company’s cost structure through aggressive expense controls, manufacturing efficiencies and low-cost sourcing, which led to higher gross margins and operating profits in fiscal 2010. Our success in reducing inventories also has resulted in a stronger, more liquid balance sheet.”

Among the highlights of Arctic Cat’s fiscal 2010 fourth-quarter and full-year financial results versus the same periods last year:

•                  Gross margins rose 630 basis points for the quarter and 370 basis points for the year;

•                  Operating expenses declined 22 percent for the quarter and fell 16 percent for the full year;

•                  The company’s operating loss in the quarter narrowed to $12.5 million versus a loss of $23.4 million in the prior-year quarter, while the company swung to full-year operating profit of $1.3 million versus a prior-year operating loss of $14.9 million;

•                  Inventories declined 33 percent to $81.4 million from $120.8 million at the end of the fourth quarter;

•                  Total cash and short-term investments at quarter end rose to $71.1 million up from $11.4 million; and

•                  The company had no short- or long-term debt at quarter end.

Business Line Results

Arctic Cat continued its strategy to rescale the business, gain market share and reduce dealer inventories, in order to achieve improved profitability in a weak recreational products market. While the recession in the past year resulted in lower industry wide retail sales of all-terrain vehicles (ATVs) and snowmobiles, Arctic Cat’s retail sales in both of these product segments continued to outperform the industry and the company gained ATV and snowmobile market share.

ATV sales totaled $55.8 million in the fourth quarter versus $64.1 million in the prior-year quarter. Full year ATV sales were $188.0 million compared to $247.3 million in fiscal 2009. The company’s ATV sales benefited from its introduction of power steering on select ATV units in the 2010 fourth quarter. Arctic Cat also plans to introduce a new exciting 2011 model in the ATV product group during its fiscal 2011 first quarter.

Snowmobile sales increased to $597,000 in the 2010 fourth quarter. Arctic Cat’s prior-year fourth quarter snowmobile sales were a negative $3.4 million, mainly due to sales incentives. Full-year snowmobile sales were $162.9 million versus $207.3 million last year. Arctic Cat increased its North American market share by offering consumers leading-edge technologies, such as the new powered-up 800cc engine, that was introduced in 2010 models across all market segments. As a result, Arctic Cat’s new 2010 model M8 mountain snowmobile became the United States’ #1 selling sled in its class.

Sales of parts, garments and accessories (PG&A) in the fourth quarter totaled $27.6 million versus $30.0 million in the prior-year quarter. For fiscal 2010, PG&A sales were $99.9 million compared to $109.0 million in the prior year.

Outlook

“We are pleased with our progress in returning Arctic Cat to profitability in fiscal 2010, and we expect further improvement in fiscal 2011,” Twomey said. “Arctic Cat is better positioned today for long-term growth when the retail powersports market recovers.”

Arctic Cat remains focused on leveraging its operational efficiency and improving its profitability in a continued low-demand recreational vehicle market.

The company’s fiscal 2011 outlook includes the following assumptions: ATV industry retail sales declining approximately 10 to 12 percent; snowmobile industry retail sales in a range of up or down approximately 5 percent; Arctic Cat dealer inventories declining 25 to 30 percent; increasing gross margins between 100 to 200 basis points; achieving flat operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more cash on the balance sheet.

Arctic Cat estimates sales for its fiscal year ending March 31, 2011, in the range of $447 million to $460 million. The company anticipates that fiscal 2011 earnings will be in the range of $0.18 to $0.33 per diluted share.

“We are confident that our strategies will enable Arctic Cat to deliver improved operating results again this fiscal year, despite what is expected to be a continued challenging retail marketplace,” said Twomey.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4297340. The telephone replay will be available through Thursday, May 20, 2010.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Years Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Sales
Snowmobile & ATV Units	$56,438	$60,757	$350,871	$454,589
Parts Garments & Accessories	27,580	29,966	99,857	109,024
Total Net Sales	84,018	90,723	450,728	563,613
Cost of Goods Sold
Snowmobile & ATV Units	61,047	70,792	309,217	411,776
Parts Garments & Accessories	15,075	17,125	58,275	68,665
Total Cost of Goods Sold	76,122	87,917	367,492	480,441
Gross Profit	7,896	2,806	83,236	83,172
Operating Expenses
Selling & Marketing	8,947	8,853	33,929	43,971
Research & Development	3,749	5,269	12,926	18,404
General & Administrative	7,722	10,306	35,045	33,904
Goodwill Impairment Charge	—	1,750	—	1,750
Total Operating Expenses	20,418	26,178	81,900	98,029
Operating Profit (Loss)	(12,522)	(23,372)	1,336	(14,857)
Other Income (Expense)
Interest Income	8	1	12	117
Interest Expense	(1)	(74)	(250)	(1,015)
Total Other Income (Expense)	7	(73)	(238)	(898)
Earnings (Loss) Before Income Taxes	(12,515)	(23,445)	1,098	(15,755)
Income Tax Benefit	(2,955)	(6,709)	(777)	(6,247)
Net Earnings (Loss)	$(9,560)	$(16,736)	$1,875	$(9,508)
Net Earnings (Loss) Per Share
Basic	$(0.52)	$(0.93)	$0.10	$(0.53)
Diluted	$(0.52)	$(0.93)	$0.10	$(0.53)
Weighted Average Shares outstanding:
Basic	18,228	18,091	18,220	18,070
Diluted	18,228	18,091	18,291	18,070

	March 31,
Selected Balance Sheet Data:	2010	2009
Cash and Short-term Investments	$71,061	$11,413
Accounts Receivable, net	29,227	38,231
Inventories	81,361	120,804
Total Assets	245,821	251,165
Short-term Bank Borrowings	0	0
Total Current Liabilities	75,057	80,072
Long-term Debt	0	0
Shareholders’ Equity	167,339	164,848

	Three Months Ended			Years Ended
	March 31,			March 31,
Product Line Data:	2010	2009	Change	2010	2009	Change
All-Terrain Vehicles	$55,841	$64,137	-13%	$187,953	$247,309	-24%
Snowmobiles	597	(3,380)	118%	162,918	207,280	-21%
Parts, Garments, & Accessories	27,580	29,966	-8%	99,857	109,024	-8%
Total Sales	$84,018	$90,723	-7%	$450,728	$563,613	-20%